Exhibit 10.19

FORM OF SHARE PURCHASE AGREEMENT

i

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated [__], 2025 (the “Effective Date”), is entered into by and among:

(1)	Best Life Technology Limited (优活科技有限公司), a company duly organized and existing under the laws of the British Virgin Islands, with its company number being 2124744 (the “Purchaser”); and

(2)	Profusa, Inc, a California corporation, with its registration number being [__] (the “Seller”),

The foregoing parties shall be hereinafter referred to collectively as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Profusa Asia Pacific Pte. Ltd. is a private company limited by shares duly organized and existing under the laws of Singapore, with its registration number being 202331805C (the “Company”). As of the date of its establishment, the share capital of the Company shall be USD 1,000 represented by 1,000 Ordinary Shares (as defined below), which are subscribed for by the Seller (the “Seller Initial Subscription”). The Seller agrees to make share capital contribution of USD 1,000 in cash, whether before or after the Closing, as consideration for the Seller Initial Subscription (the “Seller Initial Contribution”), and provide the Purchaser with supporting documents evidencing such Seller Initial Contribution (including the wire transfer confirmation of such contribution).

WHEREAS, as of the date of this Agreement, the Seller is the sole shareholder of the Company. The Seller agrees to subscribe for an additional USD 49,000 in the share capital of the Company represented by 49,000 Ordinary Shares of the Company (the “Seller Additional Subscription”) before the Closing (as defined below), make additional share capital contribution of USD 49,000 in cash, whether before or after the Closing, as consideration for the Seller Additional Subscription (the “Seller Additional Contribution”, together with the Seller Initial Contribution, the “Seller Contribution”), to support the working capital need and business operation of the Company, and provide the Purchaser with supporting documents evidencing such Seller Additional Subscription and Seller Additional Contribution (including the register of members of the Company and wire transfer confirmation of such contribution).

WHEREAS, on or around the Effective Date, the Seller has entered into a license agreement with the Company (the “License Agreement”), pursuant to which, the Seller grants an exclusive license (the “License”) to the Company regarding the Licensed IP (as defined in the License Agreement) and the Licensed Technology (as defined in the License Agreement) to develop, manufacture, use, and commercialize the Licensed Products (as defined in the License Agreement).

WHEREAS, as an upfront lump-sum consideration of the License, before Closing, the Company will issue 10,000,000 Ordinary Shares (the “New Shares”) to the Seller with an aggregate value of USD 10,000,000, subject to the terms and conditions of this Agreement (the “Share Issuance”).

WHEREAS, subject to the completion of the Seller Additional Subscription and the Share Issuance (whichever is later), the Seller will hold 10,050,000 Ordinary Shares in the Company, representing 100% of the total issued share capital of the Company as of the date of completion of the Seller Additional Subscription and the Share Issuance (whichever is later).

WHEREAS, subject to and upon the completion of the Seller Additional Subscription and the Share Issuance (whichever is later), the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, 6,030,000 Ordinary Shares (which are fully paid by the Seller) in the Company, representing 60% of the total issued share capital of the Company (the “Sale Shares”), pursuant to the terms and subject to the conditions of this Agreement.

WHEREAS, upon the Closing, the Purchaser will hold 6,030,000 Ordinary Shares in the Company, representing 60% of the total issued share capital of the Company as of the Closing Date (as defined below), and the Seller will hold 4,020,000 Ordinary Shares in the Company, representing the remaining 40% of the total issued share capital of the Company as of the Closing Date.

WHEREAS, the Seller (as borrower) and Tasly (International) Healthcare Investment & Development Company Limited, an Affiliate of the Purchaser (as Lender) (“Tasly Healthcare”), entered into a loan agreement on June 15, 2023(as amended on February 6, 2024) (the “Loan Agreement”), pursuant to which, Tasly Healthcare provides to the Seller, and the Seller accepts, a loan in a principal amount of up to USD 1,616,490 (the “Loan”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises set forth above, the mutual covenants and agreements set forth herein and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

Section 1 DEFINITIONS AND INTERPRETATION

1.1 Definitions. Unless otherwise defined hereunder, capitalized terms used in this Agreement shall have the meanings set forth in Schedule I.

1.2 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided, the following rules of interpretation shall apply:

(a) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular;

(b) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement;

(c) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(d) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision;

(e) all references in this Agreement to designated Schedules, Exhibits and Annexes are to the Schedules, Exhibits and Annexes attached to this Agreement;

(f) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time;

(g) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive; and

(h) the headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 2 issuance of new shares to the seller

2.1 Issuance of New Shares. Subject to the terms and conditions of this Agreement, before the Closing, the Company shall issue and allot the New Shares to the Seller as an up-front lump-sum consideration of the License.

2.2 Conditions to Share Issuance. The Share Issuance shall be conditional upon the occurrence of the following events:

(a) the necessary registration or filing procedures with competent Government Entity with respect to the Licensed IP relating to the License shall have been completed; and

(b) subject to the completion of Section 2.2(a) above, the Seller and/or the Company shall have provided the Purchaser with a valuation report in respect of the License issued by an independent third-party valuation firm engaged by the Company upon written consent of the Purchaser (the “Valuation Report”), which indicates the value of the License shall be no less than USD 10,000,000 (the “Floor License Value”).

2.3 Completion of Share Issuance. Within ten (10) Business Days following the acceptance by the Purchaser in writing of the Valuation Report indicating the value of the License of an amount no less than the Floor License Value, the Company shall issue the New Shares to the Seller, which New Shares shall be deemed fully paid up upon the issuance.

Section 3 purchase and sale Transactions

3.1 Purchase and Sale of Sale Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall transfer, sell, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, the Sale Shares, free and clear from any Encumbrance in exchange for the Purchase Price (as defined below).

3.2 Purchase Price. The consideration for the purchase and sale of the Sale Shares shall be USD 6,000,000 (the “Purchase Price”).

Section 4 Closing

4.1 Closing. The consummation of the purchase and sale of the Sale Shares (the “Closing”) shall take place remotely by the exchange of documents and signatures on a date as agreed upon that is no later than ten (10) Business Days after each of the conditions set out in Section 7 having been satisfied or duly waived by the Party or Parties entitled to waive such condition (save any condition that by nature will be satisfied on the Closing Date), or at such other date or place as the Parties may agree upon in writing (the “Closing Date”).

4.2 Closing Deliverables. On the Closing Date:

(a) The Seller shall deliver or cause to be delivered to the Purchaser:

(i) a duly executed certificate from the Seller in the form attached hereto as Exhibit D, dated as of the Closing Date, certifying that the conditions set forth in Sections 7.1(f) to 7.1(j) have been satisfied;

(ii) certified true copies of all resolutions approved by the shareholders and/or the board of directors of the Company approving, among others: (A) the transactions contemplated by this Agreement (including the sale of Sale Shares to the Purchaser, subject only to being duly stamped) and other Transaction Documents to which the Company is a party, and the execution, delivery and performance of this Agreement, the other Transaction Documents and other ancillary documents to which the Company is a party; (B) cancellation of original share certificate issued to the Seller in respect to the Sale Shares and issuance of new share certificate to the Purchaser in respect of the Sale Shares; (C) the lodgement with ACRA of the notice of sale of the Sale Shares and the updating of the electronic register of members of the Company maintained with ACRA as may be required to reflect the Purchaser as the holder of the Sale Shares; (D) the adoption of the Restated Constitution; and (E) appointing the persons nominated by the Purchaser to the board of directors of the Company with effect from the Closing Date;

(iii) an instrument of transfer in respect of the Sale Shares duly executed by the Seller in favour of the Purchaser;

(iv) original share certificates in respect of the Sale Shares (or statutory declarations and an express indemnity regarding missing share certificates acceptable to the Purchaser, as applicable);

(v)  a working sheet signed by a director of the Company computing the net asset value per share, a duly completed and executed Form E4A and/or such other document(s) as may be prescribed from time to time by the Stamp Duty Branch of the Inland Revenue Authority of Singapore for the purpose of assessing the stamp duty payable on a transfer of shares;

(vi) a scanned copy of the duly executed share certificate indicating the Purchaser is the owner of the Sale Shares, provided that the original of such share certificate shall be delivered to the Purchaser within five (5) Business Days following the Closing Date;

(vii) a certified true copy of the Company’s updated register of members reflecting the Purchaser becoming the holder, and the Seller ceasing to be the holder, of the Sale Shares;

(viii)  a certified true copy of the Company’s updated register of directors reflecting that the persons nominated by the Purchaser have been appointed to the board of directors of the Company;

(ix) counterparts of the Sublicense Agreement executed by all parties thereto;

(x) counterparts of the Shareholders Agreement (to be dated as of the Closing Date) executed by the Seller and the Company;

(xi) a certified true copy of the Restated Constitution that have been duly approved by the Company, which shall reflect the terms of the Shareholders Agreement to the extent applicable to it; and

(xii) certified true copies of all resolutions of the board of directors of the Seller approving (A) the execution and delivery of this Agreement and other Transaction Documents to which it is a party, and (ii) the consummation of the transactions contemplated by this Agreement and other Transaction Documents.

(b) The Purchaser shall deliver or cause to be delivered to the Seller:

(i) counterparts of the Shareholders Agreement (to be dated as of the Closing Date) executed by the Purchaser; and

(ii) certified true copies of all resolutions of the board of directors of the Purchaser approving (i) the execution and delivery of this Agreement and other Transaction Documents to which it is a party, and (ii) the consummation of the transactions contemplated by this Agreement and other Transaction Documents.

(c) Subject to the Purchaser’s receiving of the Closing deliverables from the Seller pursuant to Section 4.2(a), the Purchaser shall pay to the Seller the Purchase Price in the following manner:

(i) if (x) the Loan (together with any interest accrued thereon in accordance with the Loan Agreement) has been fully repaid in accordance with the Loan Agreement, (y) the Seller Contribution has been fully paid up, and (z) the full amount of the Reimbursable Expenses has been paid, in each case, by the Seller on or before the Closing, the Purchaser shall pay to the Seller on the Closing Date the full amount of the Purchase Price by way of irrevocable wire transfer of USD in immediately available funds to the following bank account designated by the Seller or such other bank account as the Seller may re-designate with reasonable prior notice (in any event at least three (3) Business Days prior to the Closing Date) to the Purchaser (the “Seller Bank Account”):

Bank:

Bank Address:

Account Name:

Account Number:

SWIFT:

(ii) if (x) any portion of the Loan (together with any interest accrued thereon in accordance with the Loan Agreement) has not been fully repaid in accordance with the Loan Agreement, (y) any portion of the Seller Contribution has not been fully paid up, or (z) any portion of the Reimbursable Expenses has not been paid, in each case by the Seller until the Closing, the Purchaser shall pay to the Seller on the Closing Date USD 4,000,000 out of the Purchase Price by way of irrevocable wire transfer of USD in immediately available funds to the Seller Bank Account, with the balance of USD 2,000,000 out of the Purchase Price to be paid by the Purchaser to the Seller by way of irrevocable wire transfer of USD in immediately available funds to the Seller Bank Account within ten (10) Business Days after the latest of (x) the Loan (and any interest accrued thereon) having been fully settled in accordance with the Loan Agreement; (y) the Seller Contribution having been fully paid up by the Seller; and (z) the full amount of the Reimbursable Expenses having been paid by the Seller to the Purchaser.

Section 5 representations and warranties of the seller

The Seller represents and warrants to the Purchaser that each of the statements contained in Schedule II attached hereto is true and correct as of the Effective Date and will be true and correct as of the Closing Date.

Section 6 Representations and warranties of the purchaser

The Purchaser represents and warrants to the Seller that each of the statements contained in this Section 6 is true and correct as of the Effective Date and will be true and correct as of the Closing Date.

6.1 Due Organization. The Purchaser is duly incorporated, organized, validly existing and in good standing (or of equivalent status in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation or organization.

6.2 Authorization. The execution, delivery and performance by the Purchaser of this Agreement and any other Transaction Documents to which it is a party, to carry out and perform each of its obligations hereunder and thereunder, and the consummation by the Purchaser of the transactions contemplated hereby and thereby are within its corporate power, authority and legal capacity and have been duly authorized by all necessary corporate or other action on the part of the Purchaser. This Agreement and any other Transaction Documents have been and will be duly and validly executed and delivered by the Purchaser, and constitute the legal, valid and binding obligation of it, enforceable against it in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Applicable Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Applicable Laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies.

6.3 No-Contravention. The execution, delivery and performance by the Purchaser of this Agreement and any other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereunder or thereunder or compliance by the Purchaser with any of the provisions hereof or thereof do not, as applicable, (i) contravene or conflict with the articles of association or equivalent constitutional documents of the Purchaser; or (ii) contravene, conflict with or constitute a violation of any provision of any Applicable Laws applicable to the Purchaser, or to the transactions contemplated hereunder or thereunder.

6.4 Sufficiency of Funds. The Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to perform all of its obligations hereunder, including paying the Purchase Price in accordance with this Agreement, as and when contemplated hereby.

Section 7 CONDITIONS precedent TO closing

7.1 Conditions Precedent to Purchaser’s Obligation to Effect Closing. The obligation of the Purchaser to effect the Closing is subject to the satisfaction or written waiver at the Purchaser’s sole discretion of the following conditions:

(a) Due Diligence. The due diligence (including legal, finance and business) on the Company and the Seller carried out by the Purchaser shall have been completed and the results of such due diligence are satisfactory to the Purchaser.

(b) Seller Additional Subscription. The Seller Additional Subscription shall have been completed and the relevant supporting documents shall have been furnished to the Purchaser.

(c) Share Issuance. The Share Issuance pursuant to Section 2 hereof shall have been completed.

(d) Approvals and Filings. The Purchaser and/or its applicable Affiliates shall have obtained all such consents, approvals and waivers, and licenses and authorizations of and satisfied all such filings and registrations, with any Government Entity, in each case, as is deemed mandatory or necessary for the consummation of the transactions, and all such consents, approvals and waivers, and licenses and authorizations shall continue to be in full force and effect.

(e) Transaction Documents. The Transaction Documents to which the Seller and/or the Company is a party shall have been executed and delivered by the Seller and/or the Company, and shall be in force and effect (unless otherwise provided therein, in which case, any such Transaction Documents shall be in force and effect in accordance with its terms).

(f) Representations and Warranties. The representations and warranties of the Seller set forth in Schedule II shall be true and correct in all material aspects (without taking into account any materiality qualification in the relevant representations and warranties) as of the Effective Date and as of the Closing Date as though made at such date with reference to the facts and circumstances existing at such time (except to the extent that a representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material aspects (without taking into account any materiality qualification in the relevant representations and warranties) as of such earlier date).

(g) Performance. The Seller shall have performed and complied with all agreements, obligations and conditions contained in this Agreement and any other Transaction Documents which the Seller is required to perform or comply with on or before the Closing.

(h) No Restraints. There shall not be any Applicable Law in effect or is foreseeable to be promulgated that makes the consummation of the transactions contemplated under this Agreement or any other Transaction Documents illegal or has a Material Adverse Effect on the consummation of the transactions contemplated under this Agreement or any other Transaction Documents; nor shall there be any final and non-appealable injunction, order or decree of any nature of any court or any Government Entity of competent jurisdiction in effect or is foreseeable to be issued that prevents or restrains the consummation of the transactions contemplated under this Agreement or any other Transaction Documents or has a Material Adverse Effect on the consummation of the transactions contemplated under this Agreement or any other Transaction Documents; nor shall there be any agreement, document or instrument to which the Seller or the Company is a party or by which any of the Seller or the Company’s assets or properties are bound that has Material Adverse Effect on the consummation of the transactions contemplated under this Agreement or any other Transaction Documents.

(i) No Litigation. There is no action, suit, proceeding or investigation that questions the validity of this Agreement or any other Transaction Documents, the right of any party thereto to enter into this Agreement or any other Transaction Documents, or the right to consummate the transactions contemplated under this Agreement or any other Transaction Documents, or that is pending or threatened against the Company or the Seller, or any of their respective property preventing or constraining the consummation of the transactions contemplated under this Agreement or any other Transaction Documents.

(j) No Material Adverse Effect. Since the Effective Date, there has not been, any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

7.2 Conditions Precedent to Seller’s Obligation to Effect Closing. The obligation of the Seller to effect the Closing is subject to the satisfaction or written waiver at the Seller’s sole discretion of the following conditions:

(a) Transaction Documents. The Transaction Documents to which the Purchaser is a party shall have been executed and delivered by the Purchaser, and shall be in force and effect (unless otherwise provided therein, in which case, any such Transaction Documents shall be in force and effect in accordance with its terms).

(b) Representations and Warranties. The representations and warranties of the Purchaser set forth in Section 6 shall be true and correct in all material aspects (without taking into account any materiality qualification in the relevant representations and warranties) as of the Effective Date and as of the Closing Date as though made at such date with reference to the facts and circumstances existing at such time (except to the extent that a representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material aspects (without taking into account any materiality qualification in the relevant representations and warranties) as of such earlier date).

(c) Performance. The Purchaser shall have performed and complied with all agreements, obligations and conditions contained in this Agreement and any other Transaction Documents which the Purchaser is required to perform or comply with on or before the Closing.

7.3 Satisfying the Conditions. Each of the Parties shall use its best efforts to cause the satisfaction of the conditions set out in Section 7.1 or Section 7.2 (as applicable) as soon as practicable and in any event before the Longstop Date, and shall notify the other Party immediately of (i) the satisfaction of any condition set out in Section 7.1 or Section 7.2 (as applicable) (with copies of appropriate evidence of satisfaction), and (ii) any fact or condition that may prevent the satisfaction of the conditions set out in Section 7.1 or Section 7.2 (as applicable).

7.4 Right to Waive Conditions. Each Party shall be entitled to waive in whole or in part any of the conditions set out in Section 7.1 or Section 7.2 above (as applicable).

7.5 Longstop Date.

(a) If the conditions set out in Section 7.1 have not been satisfied or waived in accordance with this Section 7 by the Longstop Date, except that the unsatisfaction of any condition set out in Section 7.1 directly arises from any willful act or omission or manifest error by the Purchaser, the Purchaser may at its sole discretion terminate this Agreement or extend the Longstop Date to a later date.

(b) If the conditions set out in Section 7.2 have not been satisfied or waived in accordance with this Section 7 by the Longstop Date, except that the unsatisfaction of any condition set out in Section 7.2 directly arises from any willful act or omission or manifest error by the Seller, the Seller may at its sole discretion terminate this Agreement or extend the Longstop Date to a later date.

Section 8 covenants

8.1 Conduct of the Company. From the Effective Date until the Closing Date, the Seller shall procure that the Company shall conduct its business on a going concern in the ordinary course of business consistent with past practice, and use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees, unless otherwise provided in the Transaction Documents. Without limiting the generality of the foregoing, from the Effective Date until the Closing Date, except (i) with the Purchaser’s prior written consent, (ii) [__], (iii) as provided under any Transaction Documents or (iv) required by any Applicable Law, the Seller shall procure that the Company shall not:

(a) adopt or propose any change in its constitutional or governing documents;

(b) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest or any assets in any other Person or any division thereof;

(c) sell, lease, license, transfer, assign or otherwise dispose of any asset or property that is required for the operation of the Company or which has an assessed value in excess of USD 1,000, except pursuant to existing Contracts or commitments;

(d) issue, sell, assign, lease, license, transfer, pledge, encumber or otherwise dispose of any shares or other securities in the Company;

(e) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock, property or otherwise);

(f) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the issued capital stock or registered capital, or make any other change with respect to its capital structure;

(g) other than acquisitions of equipment in the ordinary course of business consistent with past practice, acquire any assets or capital stock or other equity interest in any business or corporation, partnership, limited liability company, or other business organization or division thereof;

(h) make any material investment in any other Person;

(i) adopt a plan of complete or partial liquidation, dissolution, or recapitalization of the Company;

(j) incur any financial debt, which, for the avoidance of doubt, shall not include any operational debt that may be incurred during the ordinary course of business of the Company;

(k) enter into any Contract, agreement or arrangement that involves obligations (contingent or otherwise) of the Company to pay an amount in excess of USD 1,000;

(l) engage in any transaction with any officer, director, shareholder or Affiliate of the Company (other than those entered into in the ordinary course of business under arm’s length business terms); or

(m) agree or commit, whether in writing or otherwise, to do any of the foregoing.

8.2 Notice of Certain Events by the Seller. From the Effective Date to the Closing Date, the Seller undertakes and covenants that it shall promptly notify the Purchaser in writing of:

(a) any changes, events or circumstances which at any time, individually or in the aggregate, have had or, to the Best Knowledge of the Seller, could reasonably be expected to have a Material Adverse Effect on the Company, or otherwise result in any representation or warranty of the Seller under this Agreement being materially inaccurate or untrue in any respect with reference to the facts and circumstances in existence at such time;

(b) any written notice or other written communication received thereby from any Person alleging that the Consent of such Person is required in connection with any transaction contemplated under this Agreement or any other Transaction Documents;

(c) any written notice received thereby from any Government Entity in connection with the Company or any transaction contemplated under this Agreement or any other Transaction Documents; or

(d) any action commenced or threatened against the Company, or any of its properties, assets or undertakings.

8.3 Exclusivity. The Seller hereby undertakes to the Purchaser that, except as contemplated under the Transaction Documents, starting from the Effective Date and continuing through to the earlier of (i) the Closing Date or (ii) the date this Agreement is terminated pursuant to Section 10 hereof, none of the Seller or any of its Affiliates or their respective Representatives or the Company shall, directly or indirectly, without the prior written consent of the Purchaser, (A) solicit, initiate, encourage or otherwise facilitate offers or proposals from, or engage in or continue any discussion or negotiation with, any Person other than the Purchaser for the sale or other disposition of all or any portion of any interest in the equity or the assets of the Company or the merger, consolidation or other combination of the Company or its businesses or assets with any Person other than the Purchaser, or (B) provide or offer to provide any information to any Person other than the Purchaser or its Representatives acting on its behalf, or (C) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person other than the Purchaser or its Representatives acting on its behalf to engage or seek to engage in any of the foregoing.

8.4 Full Access. Starting from the Effective Date, the Seller shall, and shall procure the Company to, permit the Purchaser and its Representatives, upon at least five (5) Business Days’ prior written notice by the Purchaser to the Company’s directors, and during the normal business hours of the Company, to visit and inspect any of the properties and examine the books of account, records, contracts and documents of the Company, and to discuss the affairs, finances and accounts of the Company with the Company's directors, officers, employees, accountants, legal counsel and investment bankers, provided that the Purchaser shall keep confidential any information so obtained in accordance with Section 8.7 of this Agreement.

8.5 Further Assurance. As promptly as practicable, each Party shall, and shall cause their respective Affiliates to (for the avoidance of doubt, the Seller shall cause the Company to), execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and any other Transaction Documents and give effect to the transactions contemplated by this Agreement and any other Transaction Documents (including but not limited to any actions required and other things reasonably necessary to the satisfaction of the conditions set forth in Section 7.1 hereof).

8.6 Non-Violation. Prior to the Closing, unless as otherwise required by this Agreement and any other Transaction Documents, the Seller shall not permit the Company, without the prior written consent of the Purchaser, to take any action which (i) would render any of the representations or warranties made by the Seller in this Agreement untrue in any material respect if given with reference to the facts and circumstances then existing, or (ii) would result in any of the covenants contained in this Agreement becoming incapable of performance.

8.7 Confidentiality.

(a) Each Party shall keep confidential, and shall cause its Affiliates, and its and their respective counsels, financial advisors, auditors and other authorized representatives, including, without limitation, their agents, employees, officers, and directors (collectively, the “Representatives”) to keep confidential, the terms and conditions hereof, of any predecessor agreement and of any other Transaction Documents, the documents and information regarding the affairs, finances and accounts of the Company (collectively, the “Confidential Information”) unless otherwise provided hereunder or otherwise agreed by the other Party; provided that each Party may disclose Confidential Information (i) to the extent advised by competent legal advisors that such disclosure is required by Applicable Laws and so long as, where such disclosure is to a Government Entity, such Party shall use all reasonable efforts to obtain confidential treatment of the Confidential Information so disclosed, to the extent permissible under Applicable Laws and (ii) to its Representatives as necessary for the performance of its obligations in connection with this Agreement or any other Transaction Documents so long as each such Person to whom the Confidential Information is so disclosed agrees to keep such Confidential Information confidential.

(b) For the avoidance of doubt and notwithstanding anything to the contrary hereunder, the Purchaser shall be entitled to disclose the Confidential Information and any other information relating to the transactions contemplated under this Agreement or any other Transaction Documents (including due diligence reports prepared by third party advisors) to its Affiliates and its Affiliates’ Representatives.

Section 9 INDEMNITY; OTHER REMEDIES

9.1 General Indemnity.

(a) The Seller hereby agrees to indemnify and hold harmless the Purchaser and its Affiliates, together with their respective officers, directors, employees, stockholders, members, managers, partners, successors and assigns (each, a “Purchaser Indemnified Party”) from and against, and shall reimburse each Purchaser Indemnified Party for, any and all Indemnifiable Losses suffered by such Purchaser Indemnified Party as a result of or based upon or arising from any untruthfulness, inaccuracy, or incompleteness in or breach or non-performance of any of the representations, warranties, covenants or agreements made by the Seller under this Agreement or any other Transaction Documents.

(b) The Purchaser hereby agrees to indemnify and hold harmless the Seller, and its Affiliates, together with their respective officers, directors, employees, stockholders, members, managers, partners, successors and assigns (each, a “Seller Indemnified Party”) from and against, and shall reimburse each Seller Indemnified Party for, any and all Indemnifiable Losses suffered by such Seller Indemnified Party as a result of or based upon or arising from any untruthfulness, inaccuracy, or incompleteness in or breach or non-performance of any of the representations, warranties, covenants or agreements made by the Purchaser under this Agreement or any other Transaction Documents.

9.2 [Specific Indemnity. Without limiting the generality of Section 9.1 above, the Seller shall indemnify and pay the relevant Purchaser Indemnified Party, a sum equal to any and all Indemnifiable Losses suffered by such Purchaser Indemnified Party resulting from or arising out of or in connection with any or all matters set forth below:

(a) [ ]]

9.3 Indemnification Procedures.

(a) Either Party entitled to be indemnified under this Section 9 (the “Indemnified Party”) shall promptly give written notice to the other Party from whom indemnification may be sought (the “Indemnifying Party”) of any pending or threatened Proceeding against the Indemnified Party that has given or would reasonably be expected to give rise to such right of indemnification with respect to such Proceeding (a “Third Party Claim”), indicating, with reasonable specificity, the nature of such Third Party Claim, the basis therefor, a copy of any documentation received from the third party, the amount and calculation of the Indemnifiable Losses (if then known) for which the Indemnified Party is entitled to indemnification under this Section 9 (and a good faith estimate of any such future Indemnifiable Losses relating thereto), and the provisions of this Agreement in respect of which such Indemnifiable Losses shall have occurred, and the Indemnified Party shall promptly deliver to the Indemnifying Party any information or documentation related to the foregoing reasonably requested by the Indemnifying Party. Any failure by the Indemnified Party to give notice and to tender the defence of the Proceeding in a timely manner pursuant to this Section 9.3(a) shall not limit the obligations of the Indemnifying Party under this Section 9, except to the extent such Indemnifying Party is prejudiced thereby.

(b) With respect to any Third Party Claim, the Indemnifying Party shall have the right, but not the obligation, to assume the control and defence, at its own expense and by counsel of its own choosing, of such Third Party Claim and any Third Party Claims related to the same or a substantially similar set of facts; provided that the Indemnifying Party shall not be entitled to assume the control and defence of such Third Party Claim, and shall pay the reasonable fees and expenses of outside counsel retained by the Indemnified Party, if such Third Party Claim is a criminal Proceeding. If the Indemnifying Party so undertakes to control and defend any such Third Party Claim, it shall notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate fully, and to the extent reasonably requested by the Indemnifying Party, with the Indemnifying Party and its counsel in the defence against, and settlement of, any such Third Party Claim; provided, however, that the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless such settlement does not involve any non-monetary relief against or any finding or admission of any violation of Applicable Law or wrongdoing by the Indemnified Party, and any money damages are borne solely by the Indemnifying Party. If the Indemnifying Party compromises or settles any Third Party Claim without the prior written consent of the Indemnified Party, it shall be deemed as an acceptance by the Indemnifying Party of its liability for the Indemnifiable Losses arising from the relevant Third Party Claim. Subject to the foregoing, the Indemnified Party shall have the right to employ separate legal counsel and to participate in but not control the defence of such Proceeding at its own cost and expense; provided that, subject to the provisions of this Section 9.3(b), the Indemnifying Party shall bear the reasonable fees of one firm of legal counsel (and one additional firm of legal counsel in each jurisdiction implicated in such Proceeding) representing all Indemnified Parties in such Proceeding and all related Proceedings, if, but only if, the defendants in such Proceeding include both an Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have reasonably concluded, based on the advice of legal counsel, that there is a material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Proceeding. If the Indemnifying Party does not assume the control and defence of a Third Party Claim, it shall nevertheless be entitled to participate in the defence of such Proceeding at its own cost and expense.

9.4 Payments.

(a) Once an Indemnifiable Loss is finally determined in accordance with Section 9.3 above, the Indemnifying Party shall satisfy its obligations within thirty (30) Business Days of such final determination by wire transfer of immediately available funds. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such thirty (30) Business Day period, any amount payable shall accrue interest from and including the date of final determination of the Indemnifiable Loss to (but excluding) the date such payment has been made at a rate equal to 0.1% per day.

(b) In the event of any failure by the Indemnifying Party to make payment pursuant to Section 9.4(a) above, the Indemnified Party shall be entitled to deduct any Indemnifiable Losses payable to the Indemnified Party pursuant to this Section 9 from any amount payable by it to the Indemnifying Party, whether under this Agreement or otherwise. Nothing in this Section 9.4(b) shall prejudice, limit or otherwise affect:

(i) any right or remedy the Indemnified Party may have against the Indemnifying Party from time to time, whether arising under this Agreement or other Transaction Documents or at law; and

(ii) the Indemnified Party’s right to recover any Indemnifiable Loss as finally determined in accordance with Section 9.3 above against the Indemnifying Party, provided that the Indemnified Party shall not be entitled to recover more than once in respect of the same Indemnifiable Loss.

9.5 Additional Indemnification Provisions.

(a) The representations, warranties, covenants and agreements of any Indemnifying Party, and an Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in this Agreement.

9.6 Not Exclusive Remedy. This Section 9 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any fraudulent misrepresentation or fraud.

9.7 Limitations on Indemnification. The indemnification obligations of the Indemnifying Party, in the aggregate, shall not exceed one hundred percent (100%) of the Purchase Price, except that the Indemnifiable Losses are caused by the Indemnifying Party’s fraud or intentional misconducts.

Section 10 TERMINATION

10.1 Events of Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated at any time prior to Closing:

(a) by mutual written consent of the Parties;

(b) pursuant to Section 7.5;

(c) by the Seller, if the Purchaser shall have materially breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach has not been cured by the date that is thirty (30) days after the date that the Seller has notified the Purchaser of such breach stating the Seller’s intention to terminate this Agreement pursuant to this Section 10.1(c) and the basis for such termination, provided that the Seller shall not be permitted to terminate this Agreement pursuant to this Section 10.1(c) if the Seller has materially breached any of their representations, warranties, covenants or agreements contained in this Agreement; or

(d) by the Purchaser, if the Seller shall have materially breached any of their representations, warranties, covenants or agreements contained in this Agreement, and such breach has not been cured by the date that is thirty (30) days after the date that the Purchaser has notified the Seller of such breach stating the Purchaser’s intention to terminate this Agreement pursuant to this Section 10.1(d) and the basis for such termination, provided that the Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 10.1(d) if the Purchaser has materially breached any of its representations, warranties, covenants or agreements contained in this Agreement.

10.2 Effect of Termination. If this Agreement is terminated pursuant to the provisions of this Section 10, this Agreement shall have no further effect, provided that, no Party hereto shall be relieved of any Liability for any breach of this Agreement or for any misrepresentation hereunder, and such termination shall not be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation; provided further that, the provisions of Section 1, Section 8.7, Section 9, Section 10.2 and Section 11 shall survive such termination.

Section 11 Miscellaneous

11.1 Effectiveness. This Agreement shall take effect after the duly authorized representatives of the Parties have executed this Agreement on the Effective Date.

11.2 Assignment. Unless otherwise agreed hereunder, no rights or obligations under this Agreement may be assigned, transferred or otherwise disposed of in whole or in part by either Party without the prior written permission of the other Party. This Agreement shall be binding on and shall inure for the benefit of the Parties and their successors and permitted assignees.

11.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Singapore, without regard to conflicts of laws principles thereunder.

11.4 Dispute Resolution. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this clause.

(a) The seat of the arbitration shall be Singapore.

(b) The tribunal shall consist of 1 arbitrator.

(c) The language of the arbitration shall be English.

(d) The arbitral award shall be final and binding upon the Parties. The losing Party shall be responsible for the costs of the SIAC, the fees of the arbitrators, fees and expenses of the arbitration proceedings and all costs and expenses in relation to the enforcement of any arbitral award, including reasonable attorneys’ fees and expenses.

(e) During the course of the arbitral tribunal’s adjudication of the dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication. Regardless of anything else contained herein, any Party to the dispute shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the conclusion of the Arbitration.

11.5 Language. This Agreement has been executed in the English language only. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

11.6 Amendments. Except as otherwise permitted herein, no provision of this Agreement may be amended, changed, waived, discharged or terminated other than in writing by the Parties.

11.7 Notices.

(a) A notice (including any approval, consent or other communication) in connection with this Agreement and the documents referred to in it:

(i) must be written in English;

(ii) shall be served by delivering it by hand, or an internationally recognized courier or as attachment to an e-mail to the address or email address set out in this Section 11.7(a)(ii) and in each case marked for the attention of the relevant Party set out in this Section 11.7(a)(ii) (or as otherwise notified from time to time in accordance with Section 11.7).

The relevant details of each Party at the date of this Agreement are:

To the Purchaser:

Address	:	Tasly Great Health Town No.1 Tingjiang Road, Beichen District, Tianjin, the People's Republic of China 300410
Telephone	:
E-mail	:
Attention	:

To the Seller:

Address	:	5959 Horton Street, Suite 450, Emeryville, CA 94608, the United States
Telephone	:
E-mail	:
Attention	:

(b) In the absence of evidence of earlier receipt, any notice shall take effect from the time that it is deemed to be received in accordance with Section 11.7(c).

(c) Subject to Section 11.7(d), a notice is deemed to be received:

(i) in the case of delivery by hand, when delivered;

(ii) in the case of sent by an internationally recognized courier, when delivered; or

(iii) in the case of sent by e-mail, when sent (unless the sender receives a delivery failure notification indicating that the email has not been delivered to the addressee).

(d) A notice received or deemed to be received in accordance with Section 11.7(c) on a day which is not a Business Day or after 5 p.m. on any Business Day according to local time in the place of receipt, shall be deemed to be received on the next following Business Day.

(e) Each Party hereto undertakes to notify all of the other Party by notice served in accordance with this Section if the address specified herein is no longer an appropriate address for the service of notices.

11.8 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior written or oral understandings or agreements, including the Binding Term Sheet for APAC Joint Venture entered into by the Parties (or their respective Affiliates) and certain other parties thereto dated September 8, 2020 and the Amendment Number One to the aforementioned Binding Term Sheet for APAC Joint Venture thereto dated May 10, 2023 (collectively, the “Term Sheet”), to the extent such Term Sheet pertains to the same subject matter hereto. For the avoidance of doubt, the Parties agree that the Term Sheet shall be replaced by this Agreement and of no effect with respect to the subject matter hereto.

11.9 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, legal, and enforceable under all Applicable Laws. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any Applicable Law in any jurisdiction, it shall be deemed modified to conform to the minimum requirements of such Applicable Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or unenforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

11.10 Remedies Cumulative. The rights and remedies available under this Agreement or otherwise available shall be cumulative with and in addition to all other rights and remedies and may be exercised successively.

11.11 Specific Performance. Without limiting the foregoing, the Parties acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled in addition to any remedy at law, to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

11.12 Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Either Party may enter into this Agreement by manually signing any such counterpart transmitted electronically or by facsimile or electronic signature (such as Adobe Sign or DocuSign) to the other Party, and the receiving Party may rely on the receipt of such document so executed and delivered as if the original had been received.

11.13 No Third Party Beneficiary. Except to the extent expressly stated otherwise, nothing in this Agreement is intended to confer upon any Person other than the Parties and their respective successors and permitted assigns any rights, benefits, or obligations hereunder.

11.14 Costs and Expenses. Unless otherwise expressly provided hereunder or agreed by the Parties, the Parties shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, the Seller agrees to pay to the Purchaser the full amount of the Reimbursable Expenses.

11.15 Income Tax and Stamp Duty. The Seller shall be responsible for its own income tax resulting from the sale of the Sale Shares and the other transactions contemplated under other Transaction Documents. [The Parties shall equally bear all stamp duty (0.2%) payable by the Parties in connection with the sale of Sale Shares.] Each Party hereby agrees to indemnify and hold harmless the other Party and the Company from any Liability for any income tax and stamp duty (including without limitation any tax withholding obligation imposed by any Government Entity, and the costs and expenses of defending against such Liability or asserted Liability) for which the Party is responsible.

11.16 Rules of Construction. Each Party agrees that it has been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

11.17 No Waiver. Failure by any Party to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver by such Party of such term, covenant, or condition. No waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder by any Party at any one or more times shall be deemed a waiver or relinquishment of such right, power or remedy by such Party at any other time.

[The remainder of this page has been left intentionally blank.]

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the first date written above.

Best Life Technology Limited (优活科技有限公司)
Purchaser
By:
Name:
Title:

Seller	Profusa, Inc

By:
Name:
Title:

[Signature Page to Share Purchase Agreement]

Schedule I Definitions

“ACRA” means the Accounting and Corporate Regulatory Authority of Singapore.

“Affiliate” means, with reference to a Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the first Person. With respect to any Person, “Control” means the ability, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise (including by being a general partner, officer, director or managing member of the Person in question), to possess decision-making authority over the major management and policy decisions of the Person in question (which may be subject to the approval rights of other Persons with respect to certain major decisions regarding the Person in question), and “Controlled by” and “under common Control” shall be construed accordingly. The term “Affiliated” has a meaning correlative to the foregoing.

“Applicable Laws” means, with respect to any Person, any and all provisions of any constitution, treaty, statute, law, regulation, ordinance, code, rule, judgment, rule of common law, order, decree, award, injunction, governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Government Entity, whether in effect as of the Effective Date or thereafter and in each case as from time to time amended, applicable to such Person or its subsidiaries or their respective assets.

“Best Knowledge” means and includes, in the case of a specified Person, (i) actual knowledge and (ii) that knowledge which a prudent businessperson (including, in the case of an entity, the general or managing partners, officers, directors and key employees of such entity) should have obtained in the management of his or her business affairs after making due inquiry and exercising due diligence with respect thereto. In connection therewith, the knowledge (both actual and constructive) of any general or managing partner, director, officer or key employee of an entity shall be deemed to be the knowledge of the entity.

“Business Day” means any day on which the commercial banks in the PRC, Singapore, the British Virgin Islands and the United States of America are generally open for business (excluding Saturdays, Sundays or statutory holidays).

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Government Entity.

“Contract” means a contract, agreement, obligation, undertaking, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, sublicense, commitment, purchase order, purchasing arrangement and other legally binding arrangement, whether written or oral.

“Encumbrance” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise.

“Government Entity” means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Indemnifiable Loss” means, with respect to any Person, any action, claim, cost, tax, damage, disbursement, expense, liability, loss, indebtedness, deficiency, diminution in value, obligation, penalty, settlement, suit of any kind or nature, together with all reasonable fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, including, without limitation, any taxes that may be payable by such Person by reason of the indemnification of any Indemnifiable Loss hereunder, other than taxes that would have been payable notwithstanding the event giving rise to indemnification.

“Liabilities” means, with respect to any Person, liabilities owing by such Person of any nature, including any liability, debt, obligation, loss, damage, claim, cost or expense (including costs of investigation and defense and attorney’s fees, costs and expenses), in each case, whether known or unknown, fixed or variable, whether or not involving a third party claim, whether accrued, absolute.

“Longstop Date” means the date which is three (3) months following the Effective Date.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, properties, employees, assets, liabilities, condition (financial or otherwise), results, operations or performance of the Company; (b) the ability of the Seller to perform its obligations under this Agreement and other Transaction Documents or consummate the transactions contemplated hereunder or thereunder, or (c) the validity or enforceability against the Seller of this Agreement or other Transaction Documents; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change to the extent resulting from: (i) changes after the date of this Agreement in general economic conditions, (ii) changes after the date of this Agreement in conditions generally affecting the industries in which the Company operates, (iii) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser, or (iv) any changes after the date of this Agreement in Applicable Laws or accounting rules.

“Ordinary Share” means the ordinary shares of the Company.

“Person” means any natural person, corporation, limited liability company, joint stock company, joint venture, partnership, enterprise, trust, branch, representative office, liaison office, unincorporated organization or any other entity or organization.

“PRC” or “China” means the People’s Republic of China, solely for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan.

“Proceeding” means any action, complaint, petition, investigation, suit, litigation, arbitration, hearing, inquiry, audit, examination or investigation or other proceeding commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Government Entity or any arbitrator or arbitration panel, of any nature including administrative, civil or criminal.

“Reimbursable Expenses” means each of the following expenses incurred or paid by the Purchaser, which the Seller shall reimburse the Purchaser in full:

(a) the cost of RMB 250,000 incurred by the Purchaser in relation to the preparation, negotiation and execution of the License Agreement; and

(b) the cost of RMB 100,000 incurred by the valuation firm ([__]) for the issuance of the Valuation Report.

“Transaction Documents” means collectively,

(a) this Agreement;

(b) the License Agreement;

(c) a Sublicense Agreement to be entered into by the Company and the Purchaser or any of its Affiliates, the agreed form of which is attached hereto as Exhibit A (the “Sublicense Agreement”);

(d) a Shareholders Agreement to be entered into by the Purchaser, the Seller and the Company, the agreed form of which is attached hereto as Exhibit B (the “Shareholders Agreement”);

(e)  the amended and restated constitution of the Company, the agreed form of which is attached hereto as Exhibit C (the “Restated Constitution”); and

(f) any other document or agreement as contemplated under or to be executed pursuant to this Agreement.

“United States Dollars” or “USD” means the lawful currency of the United States of America.

Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Definition	Section
Agreement	Preamble
Closing	Section 4.1
Closing Date	Section 4.1
Company	Recitals
Confidential Information	Section 8.7(a)
Effective Date	Preamble
Floor License Value	Section 2.2(b)
Indemnified Party	Section 9.3(a)
Indemnifying Party	Section 9.3(a)
Lease	Paragraph (a) of Section 8 of Schedule II
Leased Property	Paragraph (a) of Section 8 of Schedule II
License	Recitals
License Agreement	Recitals
Loan	Recitals
Loan Agreement	Recitals
New Shares	Recitals
Party or Parties	Preamble
Purchase Price	Section 3.2
Purchaser	Preamble
Purchaser Indemnified Party	Section 9.1(a)
Representatives	Section 8.7(a)
Sale Shares	Recitals
Seller	Preamble
Seller Additional Contribution	Recitals
Seller Additional Subscription	Recitals
Seller Contribution	Recitals
Seller Indemnified Party	Section 9.1(b)
Seller Initial Subscription	Recitals
Seller Initial Contribution	Recitals
Seller Bank Account	Section 4.2(c)(i)
SIAC	Section 11.4
SIAC Rules	Section 11.4
Tasly Healthcare	Recitals
Term Sheet	Section 11.8
Third Party Claim	Section 9.3(a)
Valuation Report	Section 2.2(b)

Schedule II Representations and Warranties of the Seller

The Seller represents and warrants to the Purchaser that, each of the statements contained in this Schedule II is true and complete as of the Effective Date and will be true and complete as of the Closing Date.

Section 1 Organization, Good Standing and Qualification.

(a) Each of the Company and the Seller is duly organized, validly existing and in good standing under the laws of the place of its incorporation or establishment. Each of the Company and the Seller has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and to perform each of its obligations hereunder and under any Transaction Document to which it is a party. Each of the Company and the Seller is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required. Since its establishment, the Company has carried on its business in compliance with Applicable Laws in all respects and has secured all Consents required from any Government Entity.

(b) The Company has no Liabilities or obligations (other than any Liabilities or obligations relating solely to the transactions contemplated by this Agreement or any other Transaction Documents) nor is a party to any Contract (other than this Agreement or any other Transaction Documents to which it is a party).

Section 2 Authorization.

The execution, delivery and performance by the Seller of this Agreement and any other Transaction Documents to which it is a party, to carry out and perform each of its obligations hereunder and thereunder, and the consummation by the Seller of the transactions contemplated hereby and thereby are within its corporate power, authority and legal capacity and have been duly authorized by all necessary corporate or other action on the part of the Seller. This Agreement and any other Transaction Documents have been and will be duly and validly executed and delivered by the Seller, and constitute the legal, valid and binding obligation of it, enforceable against it in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Applicable Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Applicable Laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies.

Section 3 Valid Ownership of Sale Shares.

The Seller is and will be the sole registered holders and beneficial owners of all the Sale Shares (which has been and will be fully paid up by the Seller before the Closing), and own all rights attaching to such interest, and are entitled to sell and transfer to the Purchaser the full legal and beneficial ownership of such Sale Shares on the terms of this Agreement and free from any Encumbrance. The transfer of the Sale Shares is not subject to any preemptive rights, rights of first refusal or any similar rights that would limit or restrict the transfer of the Sale Shares.

Section 4 No-Contravention.

(a) All Consents from any Government Entity or any other Person required to be obtained (other than such Consents as the Purchaser may be specifically required to obtain under Applicable Laws) in connection with the execution, delivery and performance of this Agreement and other Transaction Documents, and the consummation of the transactions contemplated by this Agreement and other Transaction Documents have been duly obtained or completed.

(b) The execution, delivery and performance by the Seller of this Agreement and other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereunder or thereunder or compliance by the Seller with any of the provisions hereof or thereof do not, as applicable, (i) contravene or conflict with the articles of association or equivalent constitutional documents of the Seller; (ii) contravene, conflict with or constitute a violation of any provision of any Applicable Laws applicable to the Seller, or to the transactions contemplated hereunder or thereunder; (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Seller or any Person against the Seller or the Company or to a loss of any benefit to which the Seller or the Company is entitled under any provision of any contract or any Consent binding upon the Seller or the Company, or by which the properties or assets of the Seller or the Company are or may be bound; or (iv) result in the creation or imposition of any Encumbrance on the Seller or the Company.

Section 5 Capitalization and Voting Rights.

(a) As of the date of its establishment, the share capital of the Company shall be USD 1,000 represented by 1,000 Ordinary Shares, which are subscribed for by the Seller but have not been paid up.

(b) Immediately after the completion of the Seller Additional Subscription and the Share Issuance (whichever is later), the Seller shall own 10,050,000 Ordinary Shares, representing 100% of the total issued share capital of the Company, free from any Encumbrance.

(c) Except as contemplated under the Transaction Documents, there are no securities convertible into or exercisable or exchangeable for any shares or other securities of the Company, or any other options, warrants, rights (including conversion or preemptive rights and rights of first refusal), subscriptions, or other rights, proxy or stockholders agreements or Contracts of any kind, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel the Company to issue, repurchase, redeem or retire any shares or other securities of the Company.

Section 6 Insolvency

(a) Neither the Seller nor the Company: (i) is insolvent under the law of its jurisdiction of incorporation or of any jurisdiction in which it carries on business; (ii) is unable to pay its debts within a reasonable period after they fall due; or (iii) has stopped paying its debts as they fall due.

(b) No arrangement or compromise has been made by the Seller or the Company with its creditors.

(c) No insolvency proceedings have been commenced or applied for, nor has any liquidator, receiver, or similar officer been appointed, in relation to the Seller or the Company or any of their assets.

(d) There is no petition presented, proceeding commenced, meeting convened or resolution passed in relation to any compromise or arrangement with creditors, appointment of liquidator, administrator, receiver, administrative receiver or manager, or any winding up, bankruptcy or other insolvency proceedings or any other similar actions concerning reorganization or restructuring of the Seller or the Company.

(e) No steps have been taken to enforce any security over any assets of the Seller or the Company.

Section 7 Litigation.

There is no pending litigation, proceedings, investigations (civil, criminal, regulatory or otherwise), arbitration claims, demands, nor is there, to the Best Knowledge of the Seller, any proceeding threatened against or affecting the Company, or any of its assets or properties. There is no pending actions, nor are there, to the Best Knowledge of the Seller, any facts which are likely to give rise to such litigation or threatened actions, by any Governmental Entity or by any other Person against the Seller or the Company that would reasonably be expected to have a Material Adverse Effect on the ability of the Seller or the Company to enter into and perform their respective obligations under any Transaction Documents to which the Seller or the Company is or will be a party. There are no judgments unsatisfied against the Company or decrees or injunctions to which the Company or any assets of the Company are subject.

Section 8 Real Property.

(a) Schedule III sets forth each leasehold interest pursuant to which the Company holds any real property (a “Lease” and all or any part of the property demised under the Leases, the “Leased Property”), indicating the parties to such Lease, the address of the Leased Property, the rent payable under the Lease and the term of the Lease. Each Lease constitutes the entire agreement to which the Company is a party with respect to the Leased Property thereunder, and a true and complete copy of each such Lease has been delivered to the Purchaser, together with all amendments, modifications, alterations and other changes thereto. Each Lease is valid and subsisting, in full force, enforceable against the parties thereto in accordance with its terms. As of the Effective Date, all conditions precedent to the enforceability of each Lease have been satisfied and there exists no breach or default, nor state of facts which, with the passage of time, notice, or both, would result in a breach or default on the part of any party to the Lease. The Company is in actual possession of the Leased Property and has not sublet, assigned or hypothecated its leasehold interest.

(b) Except such leasehold interests as described in Schedule III, the Company does not own or have legal or equitable title or other right or interest in any real property. The Company does not use any real property in the conduct of its business except insofar as it has secured a Lease with respect thereto. The Leased Property is in good condition and repair in all material aspects. No default or event of default on the part of the Company or event which, with the giving of notice or passage of time or both, would constitute a default or event of default has occurred and is continuing unremedied or unwaived under the terms of any of the Leases. There exists no pending or threatened condemnation, confiscation, dispute, claim, demand or similar proceeding with respect to, or which could materially and adversely affect, the continued use and enjoyment of the Leased Property.

(c)  The leasehold interests currently held by the Company pursuant to the Leases are adequate for the conduct of the Business as currently conducted in all material respects.

Section 9 Intellectual Property

Each of the representations and warranties of the Seller with respect to intellectual property set forth in the License Agreement is true and correct as of the Effective Date and as of the Closing Date.

Section 10 Data Protection

The Company complies in all material respects with all Applicable Laws, guidelines and industry standards relating to the processing of personal data and privacy, including data protection principles set out therein.

Section 11 Officers, Employees and Labor.

The Company has complied in all material respects with all Applicable Laws relating to labor or employment, including provisions thereof relating to wages, hours, social insurance, equal opportunity and collective bargaining.

Section 12 General Compliance with Applicable Laws.

The Company is, and has been, carrying on its business and operations in a manner that there are no breaches of Applicable Laws, regulations, by-laws or of its constitutional documents, and, to the Best Knowledge of the Seller, there is no investigation or enquiry by, or order, decree, decision or judgment of any Government Entity regarding any matter against the Company (or any Person for whose acts or defaults the Company may be vicariously liable), nor is there any notice or other communication (official or otherwise) from any Government Entity with respect to an alleged violation and/or failure to comply with any such Applicable Law, regulation, by-law or constitutional documents, or requiring the Company to take or omit any action. To the Best Knowledge of the Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a material violation by the Company, or a failure on the part thereof to comply with, any Applicable Laws, or (ii) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

Section 13 Disclosure.

None of the Transaction Documents (including all Schedules thereto) or any other statements or certificates or other materials made or delivered, or to be made or delivered to the Purchaser in connection herewith or therewith, contains any untrue statement of a fact. No representation or warranty by the Seller in this Agreement and no information or materials provided by the Seller to the Purchaser in connection with its due diligence investigation of the Company or the negotiation and execution of the Transaction Documents contains or will contain any untrue statement of a fact. Except as set forth in this Agreement, there is no fact that the Seller has not disclosed to the Purchaser in writing and of which any of its officers, directors or executive employees has knowledge and that has had or would reasonably be expected to have a Material Adverse Effect upon the Company or its business and/or assets.

Section 14 No Other Seller Representations and Warranties.

Except for the representations and warranties expressly made by the Seller in any Transaction Document, the Purchaser specifically disclaims that it is relying upon or has relied upon any other representations or warranties that may have been made by the Seller or any of its Representatives, and acknowledges and agrees that the Seller has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by the Seller or any of its Representatives. Without limiting the generality of the foregoing, neither the Seller nor any of its Affiliates or Representatives has made a representation or warranty to the Purchaser with respect to any material, documents or information made available to the Purchaser or its Affiliates or Representatives in any “data room” or otherwise, except as expressly and specifically covered by a representation or warranty set forth in any Transaction Document.

IN WITNESS WHEREOF, the undersigned has executed this closing certificate as of date first above written.

Profusa, Inc

By:
Name:	Ben Hwang
Title:	Chief Executive Officer